Exhibit 99.1
OREXIGEN(TM) Therapeutics Announces Fourth Quarter and Year Ended
December 31, 2007 Financial Results
San Diego, CA, March 13, 2008 — Orexigen™ Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of central nervous system disorders, including obesity, today announced financial results for the three months and year ended December 31, 2007.
Three months ended December 31, 2007
As of December 31, 2007, Orexigen held $29.0 million in cash and cash equivalents and an additional $56.5 million in investment securities, available-for-sale. In January 2008, Orexigen completed a public offering, the net proceeds of which totaled $75.8 million. The pro forma balance of cash and cash equivalents, including the proceeds of the public offering, is $161.3 million. Orexigen does not have any auction rate securities on its balance sheet, as they are not permitted by the Company’s investment policy.
For the three months ended December 31, 2007, Orexigen reported a net loss of $19.4 million, or $0.72 per share attributable to common stockholders, as compared to a net loss of $23.3 million, or $10.28 per share attributable to common stockholders, for the same period in 2006. The net loss in 2006 was impacted by a deemed dividend of beneficial conversion for Series C preferred stock of $13.9 million.
Total operating expenses for the three months ended December 31, 2007 were $20.3 million compared to $9.7 million for the same period in 2006. The increased operating expenses were due primarily to a $9.4 million increase in research and development expenses in connection with the Company’s Contrave™ Phase III clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $1.1 million due principally to increases in salaries and personnel related costs, stock-based compensation expense and professional fees.
Year ended December 31, 2007
For the year ended December 31, 2007, Orexigen reported a net loss of $57.8 million, or $3.08 per share attributable to common stockholders, as compared to a net loss of $41.4 million, or $18.87 per share attributable to common stockholders, for 2006. The net loss in 2006 was impacted by a deemed dividend of beneficial conversion for Series C preferred stock of $13.9 million.
Total operating expenses for the year ended December 31, 2007 were $60.9 million compared to $28.5 million for 2006. The increased operating expenses were due primarily to a $27.7 million increase in research and development expenses in connection with the Company’s Contrave Phase III clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $4.8 million due principally to increases in salaries and personnel related costs, stock-based compensation expense, legal and other professional fees and rent.
“Orexigen has made significant progress in the past year,” said Gary Tollefson, M.D., Ph.D., President and CEO of Orexigen. “We completed a successful IPO, initiated four

Phase III clinical trials for Contrave and achieved what we believe to be outstanding results in our Empatic™ program.”
Recent Highlights
     Contrave
▪	The Company’s 48 week Phase IIb trial was featured in two different presentations at The Obesity Society’s Annual Scientific Meeting (NAASO), including a poster presentation detailing several analyses of secondary endpoints which demonstrated significant improvements in visceral fat, insulin resistance, triglycerides and other metabolic markers. In addition, the Company presented the results of a preclinical study that added to its understanding of the mechanism of action of Contrave.

▪	The Company has initiated enrollment in all four of its planned Phase III clinical trials, and announced completion of enrollment for one of these trials, the NB-302 trial (utilizing an intensive behavior modification protocol).

▪	The Company received a Notice of Allowance from the U.S. Patent and Trademark Office for a patent application covering sustained release compositions of bupropion and naltrexone combined in a single dosage form. Referred to by the Company as the Weber/Cowley composition patent application, this patent, once issued, would extend patent protection in the United States for Contrave by 11 years, until 2024.

▪	In addition, the European Patent Office recently issued a Decision to Grant a Patent covering compositions and uses of bupropion and naltrexone for affecting weight loss. This patent, once issued, would also extend protection for Contrave in Europe until 2024.
     Empatic
▪	The Company announced the 48 week results of its multi-center, 620 patient Phase IIb trial of Empatic, ZB-201. Patients who remained on double blind therapy beyond 24 weeks achieved between 10% and 14% weight loss on an intent-to-treat basis and 12% to 15% across the six dosage arms for completers. Results of this trial also indicated that Empatic, which included the Company’s proprietary zonisamide sustained release formulation, appeared safe and generally well tolerated. The overall rate of discontinuation due to adverse events for the Empatic treatment arms through the primary endpoint at 24 weeks was not statistically different than the rate seen with placebo. This was also true with the highest Empatic dose as compared to placebo. Between 24 and 48 weeks, the overall rate of discontinuation due to adverse events among the double-blind extension group receiving Empatic was less than 2%. Moreover, the discontinuation rate due to adverse events in the double-blind group of patients receiving the highest Empatic dose between weeks 24 and 48 was 0%. There were no serious adverse events that were attributed by investigators to Empatic.
     Subsequent event
▪	In January 2008, the Company completed a public offering of 7,000,000 shares of its common stock at a public offering price of $11.00 per share. In February 2008, the underwriters exercised a portion of their overallotment option and purchased an additional 326,435 shares of the Company’s common stock. Net cash proceeds from this offering are estimated to be approximately $75.8 million, after deducting underwriting discounts, commissions and estimated offering costs payable by the Company.
Conference Call Today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)
The Orexigen management team will host a teleconference and webcast to discuss the three months and year end 2007 financial results and recent business highlights. The live call may be accessed by phone by calling (800) 860-2442 (domestic) or (412) 858-4600 (international). The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.
About Orexigen Therapeutics
Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of central nervous system disorders, including obesity. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase III clinical trials, and Empatic, which is in the later stages of Phase II clinical development. Both product candidates take advantage of the Company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at www.orexigen.com.
Forward-Looking Statements
Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the enrollment, timing and completion of clinical trials of Contrave, the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic, the issuance of patents extending intellectual property protection for Contrave and the development of Contrave in Europe. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the progress and timing of the Company’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the ability for Contrave or Empatic to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media
Graham Cooper	Stephen Gendel
858 436-8600	BioCom Partners
212 918-4650

Orexigen Therapeutics, Inc.
(a development stage company)
Balance Sheets
(In thousands, except share and par value amounts)

	December 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,967	$19,425
Investment securities, available-for-sale	56,487	14,988
Prepaid expenses and other current assets	2,471	222

Total current assets	87,925	34,635
Property and equipment, net	924	528
Restricted cash	1,125	155
Other assets	1,346	1,492

Total assets	$91,320	$36,810

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$8,454	$4,903
Deferred revenue, current portion	88	88
Long-term debt, current portion	4,735	—

Total current liabilities	13,277	4,991
Deferred revenue, less current portion	1,147	1,235
Long-term debt, less current portion	11,072	—
Other long-term liabilities	941	534
Commitments and contingencies
Series A and B redeemable convertible preferred stock, $.001 par value, no shares authorized, issued and outstanding at December 31, 2007 and 24,152,544 shares authorized, issued and outstanding at December 31, 2006; aggregate liquidation preference of $46,000 at December 31, 2006	—	45,897
Stockholders’ equity (deficit):
Preferred stock, $.001 par value, 10,000,000 shares authorized at December 31, 2007 and no shares authorized at December 31, 2006; no shares issued and outstanding at December 31, 2007	—	—
Series C convertible preferred stock, $.001 par value, no shares authorized, issued or outstanding at December 31, 2007 and 8,771,930 shares authorized, issued and outstanding at December 31, 2006; aggregate liquidation preference of $30,000 at December 31, 2006	—	9
Common stock, $.001 par value, 100,000,000 shares authorized at December 31, 2007 and 50,000,000 shares authorized at December 31, 2006; 26,982,601 and 2,398,039 shares issued and outstanding at December 31, 2007 and 2006, respectively	27	2
Additional paid-in capital	171,571	33,299
Accumulated other comprehensive income	220	11
Deficit accumulated during the development stage	(106,935)	(49,168)

Total stockholders’ equity (deficit)	64,883	(15,847)

Total liabilities and stockholders’ equity	$91,320	$36,810

Orexigen Therapeutics, Inc.
(a development stage company)
Statements of Operations
(In thousands, except per share amounts)

					Period from
	Three months ended		Years Ended		September 12, 2002
	December 31,		December 31,		(Inception) to
	2007	2006	2007	2006	December 31, 2007
	(Unaudited)
Revenues:
Collaborative agreement	$—	$—	$—	$—	$174
License revenue	22	25	88	88	265

Total revenues	22	25	88	88	439
Operating expenses:
Research and development	17,038	7,597	50,253	22,586	89,857
General and administrative	3,255	2,106	10,657	5,870	22,171

Total operating expenses	20,293	9,703	60,910	28,456	112,028

Loss from operations	(20,271)	(9,678)	(60,822)	(28,368)	(111,589)
Other income (expense):
Interest income	1,101	223	3,901	872	5,564
Interest expense	(250)	(8)	(846)	(8)	(910)

Total other income (expense)	851	215	3,055	864	4,654

Net loss	(19,420)	(9,463)	(57,767)	(27,504)	(106,935)
Accretion to redemption value of redeemable convertible preferred stock	—	(8)	(10)	(31)	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	(13,860)	—	(13,860)	(13,860)

Net loss attributable to common stockholders	$(19,420)	$(23,331)	$(57,777)	$(41,395)	$(120,873)

Net loss per share attributable to common stockholders — basic and diluted	$(0.72)	$(10.28)	$(3.08)	$(18.87)

Shares used in computing net loss per share attributable to common stockholders — basic and diluted	26,930	2,270	18,757	2,193